Exhibit G

                      [FORM OF NOTICE]

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35 - _______________; 70-______________)

Entergy Corporation
Notice of Proposal to Amend and Extend Stock Investment
Plan; Acquisition and Sale of Common Stock

     Entergy Corporation, 639 Loyola Avenue, New Orleans,

Louisiana  70113 ("Entergy"), a registered holding company,

has filed an application-declaration with the Commission

pursuant to Sections 6(a), 7, 9(a), 10 and 12(c) of the

Public Utility Holding Company Act of 1935, as amended

("Act") and Rules 42 and 50 thereunder.


     Entergy adopted a non-statutory employee stock option

plan, known as the Entergy Stock Investment Plan ("Plan"),

dated October 29, 1993.  In connection with the

implementation of the Plan, the Commission authorized

Entergy, from time to time through March 31, 1997, to (i)

grant options ("Options") to eligible employees (as

hereinafter defined) to purchase up to 2,000,000 shares of

its common stock, $5 par value, or any successor security

(including the common stock, $.01 par value, of the

applicant, Entergy Corporation, as the surviving corporation following the December 31, 1993 merger of Entergy

Corporation and Gulf States Utilities Corporation)

("Stock"), and (ii) to issue and sell up to 2,000,000 shares of such Stock upon the exercise of such Options (See HCAR

No. 25963, dated December 28, 1993, in File No. 70-8299)  In addition, Entergy was authorized to purchase, from time to

time through March 31, 1997, up to 2,000,000 shares of Stock to be held as treasury shares, pending resale to such

employees, for the purpose of satisfying the anticipated

requirements of the Plan.



     The Plan, as currently in effect, provides for three

consecutive annual offerings of Stock, with the first such

annual period commencing on April 1, 1996 and the third and

final such annual period terminating March 31, 1997.

Entergy now proposes to renew and extend the Plan for an

additional three (3) year period commencing April 1, 1997,

and to amend the Plan as necessary to provide for such

renewal and extension and for the sale of up to 2,000,000

additional shares of Stock during this extended term.

Accordingly, Entergy requests authorization, from time to

time during the period through March 31, 2000, to grant

additional Options pursuant to the terms of the Plan, as

amended, and, in connection with the execution of such

Options (and the Options previously granted), to sell up to

an aggregate maximum of 4,000,000 shares of its Stock

(including the 2,000,000 shares currently authorized)which

may be either authorized but unissued shares or previously

issued shares purchased by Entergy on the open market and

held by the Corporation as treasury shares.  Entergy also

requests authorization to purchase on the open market, from

time to time through March 31, 2000, up to an aggregate

maximum of 4,000,000 shares of Stock (including the

2,000,000 shares currently authorized), to be held as

treasury shares pending resale to participating employees

pursuant to the terms of the Plan.  Entergy further seeks an exemption from the competitive bidding requirements of Rule

50 under the Act, pursuant to subsection(a)(5) thereof, in

connection with the sale of securities under the Plan.



     The purpose of the Plan  is to provide eligible

employees ("Eligible Employees") of Entergy and of other

participating companies (collectively, "Participating

Employers") with an opportunity to acquire a proprietary

interest in Entergy through the purchase of shares of Stock.

In addition to Entergy, Participating Employers include any

corporation (a) 50% or more of the common stock of which is

owned, directly or indirectly, by Entergy, and (b) which is,

from time to time, designated as a Participating Employer in the Plan.  Designation as a Participating Employer is made

by a Committee that is charged with administering the Plan

("Committee").  Participating Employers currently include

the following companies:  Entergy, Entergy Arkansas, Inc.,

Entergy Enterprises, Inc., Entergy Gulf States, Inc.,

Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy

New Orleans, Inc., Entergy Services, Inc., and Entergy

Operations, Inc.  Eligible Employees generally include all

regular, full-time employees of a Participating Employer,

including those employees who, at the time of the grant of

the applicable Option, are on paid leave of absence.

Pursuant to the Plan, Eligible Employees are granted Options to acquire shares of Stock in connection with consecutive

annual offerings ("Offerings"), each corresponding to a

twelve month period ("Plan Year"), commencing on April 1

("Commencement Date") and ending March 31 of the following

year ("Termination Date").



     Under the current Plan, the first Plan Year was the

twelve month period beginning April 1, 1994 and ending March

31, 1995 and the final Plan Year is the twelve month period

that commenced April 1, 1996 and will end March 31, 1997.

Pursuant to the Plan, as amended, it is proposed that

Eligible Employees be granted Options to acquire shares of

Stock for three additional Plan Years, with the first such

additional Plan Year beginning April 1, 1997 and the last

such additional Plan Year ending March 31, 2000.  The Plan

provides that an Eligible Employee becomes a participant

with respect to any Offering ("Participant") by enrolling in the Offering prior to the applicable Commencement Date and

authorizing payroll deductions during the course of the

corresponding Plan Year.  A Participant may authorize

deductions up to a maximum level of 10% of the Participant's base pay which will be used at the end of each Plan Year to

purchase the Stock that is covered by the Participant's

Option.  Generally, each Participant is granted an Option on each Commencement Date to purchase the maximum number of

whole shares of Stock ("Option Shares") that the amount

credited to the Participant's Plan account on the

Termination Date with respect to that Offering (less any

amount charged to the Participant's account for

administrative expenses and withholding taxes, if

applicable) will allow. The Option exercise price ("Exercise

Price") with respect to any Offering is the lower of:

     a.   85% of the closing price of the Stock on the

     Commencement  Date for that Offering or the  nearest

     prior business day on which trading occurs   on the New

     York Stock Exchange; or

     b.   85% of the closing price of the Stock on the

     Termination Date for that Offering or the    nearest

     prior business day on which trading occurs   on the New

     York Stock Exchange.



     Unless a Participant elects to withdraw from the Plan,

the Participant's Option is deemed to be automatically

exercised on the applicable Termination Date for the

purchase of the number of Option Shares covered by the

Option.  Such purchase is reflected by an appropriate entry

on Entergy's books and records evidencing that the Option

Shares purchased by a Participant with respect to the

Offering have been acquired by the Participant as of that

date.  Participants may choose to receive their Option

Shares in book-entry or certificate form. No fractional

shares are issued under the Plan.  Any excess amount in a

Participant's Plan account is paid to the Participant in

cash.  If a Participant withdraws from an Offering prior to

the exercise of the applicable Option, such Participant

receives a refund of amounts withheld and credited to his

account, less nominal administrative expenses.  No interest

is paid to the Participant on returned funds.



     The Plan is administered by a Committee whose members

are appointed by the Chairman of the Board of Directors of

Entergy.  The Committee consists of no fewer than three

members selected from directors, officers or employees of

Entergy and of other Participating Employers.  Subject to

the express provisions of the Plan, the Committee has the

exclusive authority to interpret and construe any and all of its provisions and to make all other determinations deemed

necessary or advisable for its administration.  The

Committee , in its discretion, may permit Participants to

make contributions by one or more lump sum payments in

addition to payroll deductions.  Such permission is subject

to, inter alia, the condition that the total of all amounts

credited to a Participant's account in any Plan Year may in

no event exceed 10% of the Participant's base pay.



     The maximum number of shares of Stock that may be

issued under the Plan, as amended, will be 4,000,000

(including the 2,000,000 shares which the Commission has

previously authorized to be issued).  Stock issued under the

Plan may be issued out of Entergy's authorized but unissued

shares, or from shares purchased by Entergy on the open

market and held by Entergy as treasury stock.  Funds for the purchase of shares of Stock on the open market to satisfy

the requirements of the Plan will be obtained from

internally generated funds.  Proceeds from the sale of

shares of Stock under the Plan will become part of the

general corporate funds of Entergy and will be used (i) to

purchase Stock of Entergy sold or to be sold by Entergy

under the Plan, or (ii) for other general corporate

purposes.



     Entergy currently has registered 2,000,000 Shares of

Stock under the Securities Act of 1933 to be sold under the

Plan.  Any authorization that is required under the Act for

Entergy to issue or sell shares of Stock for corporate

purposes other than as set forth herein would be the subject to a separate filing of filings with the Commission.



     The application-declaration and any amendments thereto

are available for public inspection through the Commission's

Office of Public Reference.  Interested persons wishing to

comment or request a hearing should submit their views in

writing by _____________________ to the Secretary,

Securities and Exchange Commission, Washington, D. C. 20549,

and serve a copy on the applicant-declarant at the address

specified above.  Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request.  Any request for a hearing shall identify

specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if

ordered, and will receive a copy of any notice or order

issued in this matter.  After said date, the application-

declaration, as filed or as it may be amended, may be

granted and/or permitted to become effective.





                              Jonathan G. Katz
                              Secretary